LOAN AGREEMENT

        AGREEMENT made as of this 16 day of April, 2004, by and between Exton Ranch, Inc., a Delaware corporation, having a chief executive principal place of business at 451 Creamery Way, Exton, Pennsylvania, (collectively hereinafter referred to as the “Borrower”), and Sovereign Bank, a federal savings bank, having a usual place of business at 1350 Main Street, Springfield, Massachusetts (hereinafter referred to as the “Lender”).

      1.00 DEFINITIONS AND ACCOUNTING TERMS

        As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

        “Advance” means an Advance by Lender to Borrower in accordance with the terms and conditions of the Note, this Agreement, the Mortgage or any other Loan Documents.

        “Affiliate” means any Person controlling, controlled by, or under common control with Borrower. For purposes of this definition “Control” means the possession, directly or indirectly of the power to direct or cause direction of the management and policies of the Borrower, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the forgoing, each of the following shall be an Affiliate: Any officer or director of Borrower, and any controlling shareholder or controlled subsidiary of Borrower and any other Person with whom for which Borrower has common shareholders, officers and directors.

        “Agreement” means this Loan Agreement as amended, supplemented, or modified from time to time.

        “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Massachusetts are authorized or required to close under the laws of the Commonwealth of Massachusetts.

        “Code” means the Internal Revenue Code of 1986, as amended from time-to-time and the regulations and published interpretations thereof.

        “Debt” means, as applied to any Person, as of any date of determination (without duplication):

(a)	all obligations of such Person for borrowed money (whether or not represented by bonds, debentures, notes, drafts or other similar instruments) or evidenced by bonds, debentures, notes, drafts or similar instruments;

(b)	all obligations of such Person for all, or any part of, the deferred purchase price of property or services, or for the cost of property constructed or of improvements thereon, including trade accounts payable incurred, in respect of property purchased, in the ordinary course of business, which are not overdue or which are being contested in good faith by appropriate proceedings and are not required to be classified on such Person’s balance sheet, in accordance with GAAP, as debt;

(c)	all obligations secured by any Lien on or payable out of the proceeds of production from property owned or held by such Person even though such Person has not assumed or become liable for the payment of such obligation;

(d)	all capital lease obligations of such Person;

(e)	all obligations of such Person, contingent or otherwise, in respect of any letter of credit facilities, bankers’ acceptance facilities or other similar credit facilities other than any such obligation which relate to an underlying obligation which otherwise constitutes Debt of such Person hereunder or a current account payable of such Person incurred in the ordinary course of business;

(f)	all obligations of such Person upon which interest payments are customarily made; and

(g)	all guaranties by such Person of or with respect to obligations of the character referred to in the foregoing clauses (a) through (f) of another Person;

provided, however, that in determining the Debt of any Person, (i) all liabilities for which such Person is jointly and severally liable with one or more other Persons (including, without limitation, all liabilities of any partnership or joint venture of which such Person is a general partner or co-venturer) shall be included at the full amount thereof without regard to any right such Person may have against any such other Persons for contribution or indemnity, and (ii) no effect shall be given to deposits, trust arrangements or similar arrangements which, in accordance with GAAP, extinguish Debt for which such Person remains legally liable.

        “Default” means any of the events specified in Section 9.00, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        “Environmental Law” means any past, present or future Federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, Order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of oil and/or Hazardous Substances into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Substances.

        “Environmental Permits” means collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to or in order to comply with any Environmental Law.

        “ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time-to-time, and the regulations and published interpretations thereof.

        “Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves), if any, are required to be maintained during such Interest Period under Regulation D by the Lender against “Eurocurrency Liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Lender from time-to-time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Lender against (a) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (b) any category of extension of credit or other assets that includes LIBOR Loans.

        “Event of Default” means any of the events specified in Section 9.00, provided that any requirement (if any) for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        “Funded Debt” means at any date of determination, the aggregate principal amount of all Debt of the Borrower obtained from Lender, and determined in accordance with GAAP.

        “GAAP” means generally accepted accounting principles consistently applied, in accordance with financial reporting standards from time-to-time in effect among nationally recognized certified public accounting firms in the United States.

        “Governmental Body” means any Federal, state, municipal, local or other governmental department, commission, board, bureau, agency, instrumentality, political subdivision or taxing authority of any country.

        “Gross Revenues” means for each Loan Month, all rents, revenues and other payments received by, or for the benefit of Borrower in cash or current funds or other consideration from any source whatsoever in connection with its ownership, operation and management of the Mortgaged Premises, including all payments received by Borrower from all tenants or other occupants of the Mortgaged Premises; provided, however, secured deposits paid to Borrower by tenants under leases at the Mortgaged Premises and insurance proceeds following a casualty or damage by fire or other cause at the Mortgaged Premises, shall not be included in gross revenues.

        “Guarantor” means Omega Flex, Inc., a Pennsylvania corporation with a usual place of business at 451 Creamery Way, Exton, Pennsylvania 19804.

        “Hazardous Substances” means collectively, contaminants; pollutants; toxic or hazardous chemicals, substances, materials, wastes and constituents; petroleum products; polychlorinated biphenyls; medical wastes; infectious wastes; oil; asbestos; paint containing lead; and urea formaldehyde.

        “Impositions” means with respect to Borrower relating to the Mortgaged Premises, all taxes of every kind and nature, sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Mortgaged Premises, and assessments, levies, inspection and license fees and all other charges imposed or assessed against the Mortgaged Premises or any portion thereof, including the income derived from the Mortgaged Premises) and any stamp or other taxes which might be required to be paid with respect to the Loan Documents, any of which might, if unpaid, result in a lien on the Mortgaged Premises or any portion thereof, regardless of whom assessed.

        “Incipient Default” means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

        “Insolvency” of the Borrower or any other Person means that there shall have occurred with respect to that Person one or more of the following events: dissolution, termination of existence, insolvency, business failure, appointment of a custodian, interim trustee, or trustee, of any part of the property of the Borrower, assignment or trust mortgage for the benefit of creditors by, or the voluntary or involuntary filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debts, readjustment of indebtedness, reorganization, composition or extension, by or against Borrower.

        “Interest Charges” for any period shall mean all interest (including the imputed interest factor in respect of Capitalized Leases) and all amortization of debt discount and expense on any particular Debt for which such calculations are being made. Computations of Interest Charges on a proforma basis for indebtedness having a variable interest rate shall be calculated at the rate in effect on the day of any determination.

        “Interest Expense” means for any period, the sum of the following amounts for the Borrower: (a) the aggregate amount of all interest accrued (whether or not actually paid) during such period in respect of Debt (including, without limitation, imputed interest on capital leases), plus (b) amortization of debt discount and expense during such period.

        “Lender” as used in this Agreement shall include the stated Lender herein and, except as the context may indicate a contrary intent, any successor in interest of the Lender.

        “Lending Office” means the Lender’s office at 1350 Main Street, Springfield, Massachusetts.

        “Liabilities” of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender, or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations under guaranties, and (v) obligations under any Capitalized Lease.

        “LIBOR” shall mean, as applicable to any LIBOR Advance and LIBOR Period applicable thereto, (i) a rate per annum (rounded upward, if necessary to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate which appears on the Telerate page 3750 as of 11:00 am. London time on the day that is two (2) London Banking Day’s preceding the first day of such LIBOR Period (or if not reported thereon, then as determined by Lender from another recognized source or Interbank quotation) divided by (ii) a fraction (A) the numerator of which is one and (B) the denominator is the average of the daily rates (expressed as a decimal) of maximum reserve requirements which are, at any time rates (expressed as a decimal) of maximum reserve requirements which are, at any time, applicable during such LIBOR Period (including, without limitation, basic, supplemental special, marginal and emergency reserves) under any regulation of the Board of Governors of the Federal Reserve System or other banking authority, domestic or foreign, as now or hereafter in effect, prescribed for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of such Board) to which the Bank (including any branch, affiliate, or other fronting office, making or holding a loan that accrues interest at a rate which refers to LIBOR) is subject, as now or hereafter in effect. Notwithstanding the forgoing, provided that no prepayment occurs, the Lender agrees to honor the rate established on the first day of each LIBOR Period selected by the Borrower for the entire LIBOR Period selected.

        “LIBOR Advance” shall mean any Advance hereunder (or any portion of the outstanding principal balance hereof that the parties have agreed shall bear interest at a rate which refers to LIBOR.

        “LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR.

        “LIBOR Period” shall mean, with respect to any LIBOR Loan, the period commencing on the date on which the LIBOR Loan begins to bear interest at a rate tied to LIBOR in accordance herewith and ending thirty (30) days thereafter; provided however, (i) any LIBOR Period that would otherwise end on a day which is not a London Banking Day shall be extended to the next London Banking Day, unless such extension would carry such LIBOR Period into the next month, in which event such LIBOR Period shall end on the preceding London Banking Day, (ii) any LIBOR Period that begins on the last London Banking Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month in which such LIBOR Period ends) shall end on the last London Banking Day of a calendar month, (iii) no LIBOR Period shall extend beyond the Maturity Date, and (iv) no LIBOR Period shall be selected which is grater than the number of days remaining in the term of the Loan.

        “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

        “Loan(s)” means a LIBOR or Prime Rate Term Loan.

        “Loan Documents” means this Agreement, any Note or other documents related to the transactions discussed in this Agreement.

        “Loan Month” means any full calendar month during the term of this Agreement, with the first Loan Month being April, 2004. The first Loan Month shall be deemed to include the Partial Month commencing on the date of this Agreement.

        “London Banking Day” shall mean any banking day on which commercial banks are open for international business (including dealing in U.S. dollar ($) deposits) in London, England and Philadelphia, Pennsylvania.

        “Long Term Lease” means any lease of property (real, personal or mixed), other than a Capital Lease, having a term (including terms of renewal or extension at the option of the lessee, whether or not such option has been exercised) expiring more than one year after the commencement of the initial term.

        “Long Term Lease Rentals” means for any period, the total amount (whether designated as rentals or additional or supplemental rentals or otherwise) payable by the Borrower as lessee under Long Term Leases during such period less, in the case of any such Long Term Lease, the amount of rentals payable to the Borrower during such period under any sublease, which is not in default, of the property subject to such Long Term Lease.

        “Maximum Amount” means Three Million Seven Hundred Twenty Thousand and 00/100 Dollars ($3,720,000.00).

        “Mortgaged Premises” means the parcel of land with improvements thereon located at 451 Creamery Way, Exton, Chester County, Pennsylvania.

        “Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

        “Net Cash Flow” means for each Loan Month shall mean, Net Operating Income, reduced by all monthly payments of principal and interest under the Note and all other payments under the Note and other loan documents actually paid by Borrower and received by Lender during such Loan Month, further reduced by expenses incurred and paid by Borrower for tenant improvements, leasing commissions and common area improvements.

        “Net Income” means for any period, the net income (or deficit) of the Borrower for such period (taken as a cumulative whole) after deducting, without duplication, Operating Expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP.

        “Net Operating Income” means for each Loan Month shall be calculated by Lender based upon Lender’s review of Borrower’s financial statements provided to Lender, together with such other financial information as Lender may request, and shall mean the difference between: the gross revenues for the Loan Month and all the Operating Expenses for the Loan Month.

        “Net Worth” shall mean, as of the date of any determination thereof, the aggregate amount of the capital stock (less treasury stock), surplus and retained earnings of the Borrower.

        “Note” means a Three Million Seven Hundred Twenty Thousand and 00/100 Dollar ($3,720,000.00) Term Note of even date herewith (the “Note”).

        “Obligation” and “Obligations” shall mean any and all liabilities and obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes (i) the Note, (ii) any Letter or Letters of Credit (including Letter of Credit Notes), (iii) obligations to perform acts and refrain from taking action, as well as obligations to pay money, (iv) reimbursement obligations of the Borrower, pursuant to any documentation executed in conjunction with or related to the issuance by the Lender of any Letters of Credit, and/or (v) guaranty obligations.

        “Operating Expenses” means the reasonably necessary and customary costs and expenses incurred and actually paid by the Borrower in connection with its ownership, operation and management of the Mortgaged Premises, specifically including in Operating Expenses, all required payments made by Borrower or any reserves acquired hereunder, including any tax, rent and insurance reserves, specifically excluding from Operating Expenses, however, (a) principal, interest and all other payments made under the Loan Documents; and (b) depreciation and all other non-cash expenses of the Mortgaged Premises.

        “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        “Permitted Encumbrance” means the liens, claims, assessments, encumbrances, and rights of others encumbering title to the Mortgaged Premises which is set forth on Exhibit “A”.

        “Person” means an individual, partnership, corporation, liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

        “Prime Rate” means that rate established and announced as such, from time-to-time by the Lender as its Prime Rate, which rate is not necessarily the lowest rate charged by the Lender to its customers.

        “Prime Loan” means any Loan when and to the extent that the interest rate therefore is determined by reference to the Prime Rate.

        “Principal Office” means the Lender’s office at 1350 Main Street, Springfield, Massachusetts.

        “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

        “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time-to-time.

        “Related Transactions” means the acquisition by the Borrower of the Mortgaged Premises.

        “Rentals” shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender the property) payable by the Borrower, as lessee or sublessee under lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage lease” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

        “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

        “Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

        “Tangible Net Worth” means as of any date of determination, the Net Worth of Borrower, less the book value as of such date of Borrower’s intangible assets.

        “Term Note” shall have the meaning assigned to such term in Section 2.00.

        “Total Assets” means as of any date of determination, the net book value of all assets of the Borrower determined as of such date in accordance with GAAP.

        “Total Liabilities” means as of any date of determination, the total of all liabilities of the Borrower which would be properly classified as liabilities, whether current or long-term, in accordance with GAAP.

      1.01 ACCOUNTING TERMS

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

      2.00 THE TERM LOAN FACILITY

      2.01 THE TERM LOAN

A Three Million Seven Hundred Twenty Thousand and 00/100 Dollar ($3,720,000.00) Term Loan (the “Term Loan”) will be made available to the Borrower. The Term Loan shall be repaid in accordance with this Agreement and the Note.

      2.02 CALCULATION AND PAYMENT OF INTEREST

        Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on each Prime Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed for any payment period. Interest on each LIBOR Loan shall be calculated on a basis of a year of 360 days for the actual number of days elapsed for the Interest Period. Interest on the Loans shall be paid in immediately available funds at either the Principal Office of the Lender or any branch thereof. Interest shall be calculated daily and payable monthly, in arrears on the average daily unpaid principal sum during the preceding month. Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the aggregate of the interest rate currently in effect on such Loan, as determined herein, plus five percent (5.00%).

      2.03 THE TERM LOAN PROMISSORY NOTE

        The Term Loan made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with a Commercial Promissory Note substantially in the form of Exhibit “B”.

      2.04 USE OF PROCEEDS

        The Term Loan shall be used only to consummate the Related Transaction.

      2.05 FUNDING LOSS INDEMNIFICATION

        The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (including the then present value of any lost interest earnings as a result of any re-deployment of prepaid funds) incurred as a result of:

(1)	Any payment of a LIBOR Loan on a date other than a scheduled principal payment day or the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by the Lender pursuant to Section 9.00; or

(2)	Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice provision under Sections 2.02 and 2.03; or

      2.06 ILLEGALITY

        Notwithstanding any other provision in this Agreement, if the Lender determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for the Lender (or its lending office) to maintain its commitment, then upon notice to the Borrower by Lender, the rate of interest being charged to Borrower shall convert and float at the Prime Rate.

      2.07 DISASTER

        Notwithstanding anything to the contrary contained herein, if the Lender determines (which determination shall be conclusive) that:

    (1)        Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

    (2)        the relevant rates of interest referred to in the definition of LIBOR, upon the basis of which the rate of interest for any such type of loan is to be determined do not accurately cover the cost to the Lender of making or maintaining such type of loan; then the Lender shall forthwith give notice thereof to the Borrower, whereupon the rate of interest being charged to Borrower shall convert and float at the Prime Rate.

      3.00 THE GUARANTOR

      3.01 GUARANTOR’S AGREEMENT

        Payment and performance of Borrower’s Obligations shall be unconditionally guaranteed by the Guarantor, all as more fully described in Exhibit “C” attached hereto and incorporated by reference.

      4.00 GENERALLY

        As to all Loans made hereunder:

      4.01 CROSS DEFAULT

        A default of any of the terms and conditions of any Obligation, of the Borrower to the Lender (including, without limitation any reimbursement obligations arising out of any Letters of Credit which the Lender may later issue on behalf of the Borrower) or any document or instrument evidencing such an obligation, shall constitute a default of the Note, this Agreement, and any other Obligations of the Borrower to the Lender whether evidenced by notes or otherwise.

      4.02 METHOD OF PAYMENT

        All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Borrower to the Lender at its principal office OR SUCH OTHER PLACE AS THE LENDER MAY FROM TIME-TO-TIME SPECIFY IN WRITING in immediately available UNITED STATES DOLLARS LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA , on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, WITHOUT COUNTERCLAIM OR SETOFF AND FREE AND CLEAR OF, AND WITHOUT ANY DEDUCTION OR WITHHOLDING FOR, ANY TAXES OR OTHER PAYMENTS. The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under any Note, to charge from time-to-time against any account of the Borrower with the Lender any amount so due. Whenever any payment to be made under this Agreement or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

      4.03 PREPAYMENT

        The Borrower may, with respect to any Prime Loan only, upon at least one (1) Business Day’s notice to the Lender, prepay any Note in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid. LIBOR Loans where a fixed rate of interest has been selected may not be prepaid without Borrower incurring and paying the Lender, pursuant to the Funding Loss Indemnification, as provided in Section 2.05. Furthermore, the SWAP Agreement shall contain prepayment penalties, as well.

      4.04 LATE PAYMENT

        Any payment on the Loans received more than fifteen (15) days after its due date shall be subject to an additional charge of five percent (5.00%) of the amount due.

      4.05 ADDITIONAL PAYMENTS

        If after the date of this Agreement the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Lender or any parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s agreement to make Loans hereunder to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount reasonably deemed by the Lender to be material, or (iii) as a result from any change after the date of this Agreement in United States, Federal, state, municipal or foreign laws or regulations (including Regulation D), or the adoption or making after the date of any interpretations, directives or requirements applying to a class of banks, including the Lender of or under any United States, Federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof which changes the basis of taxation of any amounts payable to the Lender under this Agreement, including, without limitation, the Term Loan (other than taxes imposed on the overall net income of the bank for any of such loans by the jurisdiction where the principal office of the Lender is located), then the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by the Lender of a statement in the amount and setting forth the Lender’s calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Lender may use reasonable averaging and attribution methods.

      4.06 TENURE OF THE LOAN AGREEMENT

        This Agreement shall become effective upon the execution by the parties hereto. When so executed, this Agreement shall be binding on, and inure to, the benefit of the respective successors and permitted assigns of the Borrower (if authorized by the Lender, in writing, in the Lender’s sole and exclusive discretion), and of the Lender, and shall continue in full force and effect and unchanged except by agreement in writing between the Borrower and the Lender until terminated as hereinafter provided.

      4.07 CONDITIONS PRECEDENT

        The obligation of the Lender to make the Term Loan shall be subject to the condition precedent that the Lender shall have received on or before the day of such transaction each of the following, in form and substance satisfactory to the Lender and its counsel in their sole discretion:

4.07.1 EXECUTION OF THE NOTE

        The applicable Note duly executed by the Borrower.

4.07.2 EVIDENCE OF BORROWER'S AUTHORITY AND INCUMBENCY OF REPRESENTATIVES.

        Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of the Clerk of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement.

        Certified (as of the date of this Agreement) copies of all corporate action taken by the Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of the Clerk of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Guarantor under this Agreement.

4.07.3 OPINION

        A favorable opinion of counsel for the Borrower and Guarantor, dated the date of the Loan, in such form as is acceptable to the Lender and as to such other matters as the Lender may reasonably request.

4.07.4 OFFICER’S CERTIFICATE, ETC.

        The following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of the Loan stating that:

a)	The representations and warranties contained in Section 5.00 of this Agreement are correct on and as of the date of the Loan as though made on and as of such date; and

b)	No Default or Event of Default has occurred and is continuing, or would result from the making of the Loan.

4.07.5 RELATED TRANSACTION

        Evidence of the consummation of the Related Transaction.

4.07.6 SOLVENCY CERTIFICATE

        Lender shall have received an executed Solvency Certificate as more fully described in Exhibit “D”.

4.07.7 MORTGAGEE’S TITLE POLICY

        A mortgagee’s policy of title insurance issued on the 1970 ALTA form by a nationally recognized title company, approved by Lender, in the aggregate face amount of Three Million Seven Hundred Twenty Thousand and 00/100 Dollars ($3,720,000.00), together with such reinsurance and direct access agreements as Lender may request, guarantying as of the date of Closing, the mortgage to be a valid first and prior lien on Borrower’s ownership interest in the Mortgaged Premises (including any easements appurtenant thereto), subject only to Permitted Encumbrances. The title policy shall contain such endorsements as Lender may require.

4.07.8 SURVEY

        A survey of the Mortgaged Premises, the building and other improvements, certified to the Lender and the title company by a surveyor satisfactory to the Lender, which survey shall contain the minimum detail for land surveys as most recently adopted by ALTA/ASCM, and which survey shall comply with Lender’s survey requirements and shall contain Lender’s standard form certification. Said survey shall show no state of facts or conditions objectionable to Lender.

4.07.9 HAZARD INSURANCE

        The insurance policies described on Exhibit “E” or Evidence of Insurance evidencing same.

4.07.10 UCC AND TAX LIEN SEARCHES

        Uniform Commercial Code and tax lien searches made in the Commonwealth of Massachusetts and the Commonwealth of Pennsylvania, and no federal or state tax liens against Borrowers or any Guarantor.

4.07.11 CORPORATE DOCUMENTATION

        Certified copies of the Borrower’s Articles of Incorporation, By-Laws, Certificates of Good Standing from the Secretary of State’s Office and Department of Revenue Office and original Corporate Resolutions, Certificates of Incumbency with specimen signatures.

        Certified copies of the Guarantor’s Articles of Incorporation, By-Laws, Certificates of Good Standing from the Secretary of State’s Office and Department of Revenue Office and original Corporate Resolutions, Certificates of Incumbency with specimen signatures.

4.07.12 APPRAISAL

        An independent appraisal of the Mortgaged Premises in compliance with FIRREA standards from a state certified appraiser engaged by Lender which indicates the fair market value of the Mortgaged Premises and is satisfactory to Lender in all respects.

4.07.13 ENVIRONMENTAL ASSESSMENT

        An environmental site assessment with respect to the Mortgaged Premises prepared by an environmental consultant satisfactory to Lender showing no matters unsatisfactory to Lender, a letter from the consultant preparing the environmental site assessment stating that the Lender is authorized to rely on the information contained therein and evidence satisfactory to the Lender of said environmental consultants errors and omissions insurance coverage.

4.07.14 LICENSES, PERMITS AND APPROVALS

        A final unconditional Certificate of Occupancy issued with respect to the Mortgaged Premises, together with such other applicable licenses, permits and approvals as Lender or any governmental authority may require.

4.07.15 AGREEMENTS

        Certified copies of all Operating Agreements, service contracts and equipment leases, if any, relating to Borrower’s ownership and operation of the Mortgaged Premises.

4.07.16 ZONING

        Evidence satisfactory to Lender as to zoning compliance of the Mortgaged Premises.

4.07.17 LENDER’S INSPECTION

        A satisfactory inspection report of the Mortgaged Premises prepared by an engineer or other consultant satisfactory to Lender, at Borrower’s expense.

4.07.18 OPERATING AND FINANCIAL STATEMENTS

        Current financial statements satisfactory to Lender for Borrower and any Guarantor, together with operating and cash flow statements for the Mortgaged Premises.

4.07.19 OTHER ITEMS

        Such other approvals, opinions, certificates, documents and/or instruments as Lender may require in its sole discretion.

      4.08 POWER OF ATTORNEY

        Borrower appoints Lender and its designees as Borrower’s attorney, with the power to endorse Borrower’s name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Lender’s possession (the “Instruments”), pursuant to that certain Open-End Mortgage, Security Agreement, Collateral Assignment of Rents and Leases and Fixture Filings of even date herewith; after the occurrence of any Event of Default, to sign Borrower’s name on notices to lessees, to notify lessees that the Instruments have been assigned to Lender and of Lender’s security interest therein, and to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender and to open and dispose of all mail addressed to Borrower; and to do all other things Lender deems necessary and desirable to carry out the terms of this Agreement; provided, however, that Lender shall immediately forward to Borrower by next day delivery, all other correspondence or parcels so received by Lender, and copies of all Instruments applied by Lender under this Section 4.08. Borrower hereby ratifies and approves all acts of such attorney with respect to these Instruments. Neither Lender nor any of its designees will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law acting as Borrower’s attorney with respect to these Instruments. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and Lender’s obligation to provide Loans hereunder shall have terminated.

      4.09 FEDERAL RESERVE BANK

        Notwithstanding anything to the contrary contained herein, Lender may at any time pledge or assign all or any portion of Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve bank; provided, however, that no such pledge or assignment shall release the Lender from Lender’s obligations hereunder or any other Loan Documents.

      4.10 SWAP AGREEMENT.

        Borrower shall enter into a SWAP agreement or other similar agreement or arrangement with Lender or its affiliates with respect to amounts bearing interest at the LIBOR Based Rate (any such agreement or arrangement shall be in form and substance reasonably satisfactory to Lender) in order to hedge or minimize risk with respect to the fluctuation of interest rates. The SWAP Agreement shall be for a term agreed to between the Lender and the Borrower.

      5.00 REPRESENTATIONS AND WARRANTIES, GENERALLY

        Borrower represents, warrants and agrees that:

      5.01 CHIEF EXECUTIVE OFFICE

        It has no chief executive office, or principal place of business, or principal mailing address, other than that shown above and that Borrower also keeps its records concerning accounts, contract rights and other property, at said location, unless otherwise specified in Exhibit “G” attached to this Agreement. Borrower will immediately notify Lender in writing of any change in the location of any place of business or the establishment of any new chief executive office, principal place of business, or location of inventory, or office where its aforesaid records are kept.

      5.02 GOOD STANDING

        Borrower is duly organized and existing in good standing under the laws of the State of Delaware and is duly qualified or is currently obtaining qualifications to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

      5.03 CORPORATE AUTHORITY

        Borrower’s delivery and performance hereof are within Borrower’s corporate powers, have been duly authorized by vote of the Board of Directors, and are not in contravention of the terms of, and will not result in any event of default under Borrower’s Articles of Organization, by-laws, or other incorporation papers, or of any indenture, promissory note, agreement or undertaking to which Borrower is a party or by which it is bound or affected. All of Borrower’s issued and outstanding capital stock has been properly issued and all Borrower’s books and records, in particular its minute books, by-laws, and books of account, are accurate and up-to-date and will be so maintained.

      5.04 PERFECTION

        Borrower agrees that any failure of perfection or other bar to lawful enforcement of the mortgage being granted on property located at 451 Creamery Way, Exton, Pennsylvania to secure the Borrower’s Obligations (the “Mortgage”), liens, pledges of assets of any kind or nature, wholly or in part, shall not constitute an impairment of said collateral by the Lender and the undersigned specifically agrees that any such happening shall not cause, or give rise to, a waiver, or other defense by it, upon its Obligations hereunder or upon all obligations incurred by it upon any guaranty, pledge, endorsement, or other agreement executed by it in connection with this financial transaction, which shall remain at all times due and owing, in their original tenor.

      5.05 BORROWER NOT IN DEFAULT

        All leases, contracts, and other commitments to which Borrower is a party are in good standing, and Borrower has complied with all material provisions of such leases, contracts and other commitments; Borrower is not in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, could constitute a default thereunder.

      5.06 LEGALLY ENFORCEABLE AGREEMENT

        This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

      5.07 LABOR DISPUTES AND ACTS OF GOD

        Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower.

      5.08 OTHER AGREEMENTS

        The Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

      5.09 LITIGATION

        There is no pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.

      5.10 NO JUDGMENTS

        Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or Federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

      5.11 ERISA

        The Borrower is to the best of its knowledge in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

      5.12 OPERATION OF BUSINESS

        The Borrower possesses all Licenses, permits (including Environmental Permits), franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

      5.13 TAXES

        The Borrower has filed all tax returns (Federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties unless such taxes are being contested in good faith by appropriate action with adequate reserves established on Borrower’s financial statements.

      5.14 DEBT

        Borrower has no credit agreements, indentures, purchase agreements, Guaranties, Capital Leases, and other Investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated.

      5.15 ENVIRONMENT

        The Borrower has duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all Environmental Laws. The Borrower has been issued and will maintain all required Federal, state, and local permits, Licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters. The Borrower has not received notice of, nor knows of, or suspects, facts which might constitute any violations of any Environmental Laws with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate, or approval, to the best of Borrower’s knowledge there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the Mortgaged Premises, of any toxic or hazardous substances or wastes at or from the Mortgaged Premises; and accordingly the Mortgaged Premises of the Borrower is to the best of Borrower’s knowledge free of all such toxic or hazardous substances or wastes. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Mortgaged Premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. The Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

      5.16 TITLE TO MORTGAGED PREMISIS; LEASES

        The Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to its respective properties and good title to the other properties and assets it purports to own (other than properties and assets disposed of in the ordinary course of business). The Borrower enjoys peaceful and undisturbed possession under all leases of all personal and all real property under which they operate, and all such leases are valid and subsisting and in full force and effect and the Borrower is not in default in any material respect in the performance or observance of its obligations under any provisions thereof. Exhibit “I” includes a general description of all presently existing Long Term Leases and Capital Leases under which the Borrower is a lessee.

      5.17 RELATED AGREEMENTS

        The Borrower has furnished to the Lender, true, complete and correct copies of the Purchase and Sale Agreement between it and Exton Properties Limited Partners (the “Seller”), and all exhibits and agreements related thereto (collectively the “Related Agreements”). The Related Agreements and the other documents referenced therein constitute the complete understanding among the signatories thereto in respect to the Related Transactions and the same have not been amended, supplemented or modified. Each of the Related Agreements will be duly executed and delivered by all parties thereto, and will be in full force and effect as of the date hereof, and no default exists thereunder; each of the Related Agreements constitutes the legal, valid and binding obligation of the parties thereto. All representations and warranties made in any of the Related Agreements by Borrower thereto are true and correct in all material respects on the date hereof as if made on and as of such date, and the Lender is entitled to rely on such representations and warranties with the same force and effect as are incorporated in this Agreement and made directly to the Lender. The Related Transactions will have been duly consummated in accordance with the Related Agreements and in compliance with all applicable laws; provided, however, that all of the transactions which are contemplated to take place after the date hereof shall be consummated at the times provided in the Related Agreements. To Borrowers knowledge, as of the date of execution of this Agreement, all necessary approvals and notices will be obtained or given with respect to the Related Transactions (including, without limitation, approvals and notices to be obtained from or given to shareholders or governmental and/or judicial authorities). All conditions in the Related Agreements to the consummation of the Related Transactions will be satisfied in all material respects by the parties to the Related Agreements. After giving effect to the consummation of the Related Transactions and the extension of the financial accommodations contemplated by this Agreement and all other agreements executed and delivered or financial accommodations received by the Borrower in connection with the Related Transactions, each Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business as now conducted or as contemplated to be conducted, (c) owns property having a value both at fair valuation and at present fair salable value, greater than the amount required to pay its debts as they become due, and (d) is not insolvent and will not be rendered insolvent as determined by applicable law.

      5.18 INTELLECTUAL PROPERTY

        Borrower owns or has a valid right to use all patents, copyrights, trademarks, licenses, trade names or franchises now being used or necessary to conduct its business, all of which are listed on Exhibit “J”, hereto and the conduct of its business as now operated does not conflict with valid patents, copyrights, trademarks, licenses, trade names or franchises of others in any manner that could materially adversely affect in any manner the business or assets or condition, financial or otherwise, of Borrower. True and complete copies of each license and franchise agreement, and evidence of all patents, copyrights, trademarks and trade names, have previously been delivered to the Lender.

      5.19 EXECUTIVE AGREEMENTS

        None of the executive officers of the Borrower is subject to any agreement in favor of anyone, other than Borrower, which limits or restricts that person’s right to engage in the type of business activity conducted or proposed to be conducted by such Borrower or to use therein any property or confidential information or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer.

      5.20 FOREIGN ASSET CONTROL REGULATIONS

        Neither the execution of this Agreement nor the use of the proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the Foreign Assets Control Regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945.

      5.21 INVESTMENT COMPANY ACT OF 1940

        It is not an “investment company” within the meaning of, or is exempt from, the provisions of the Investment Company Act of 1940, as amended.

      6.00 FURTHER AGREEMENTS OF BORROWER

      6.01 INSURANCE

        Borrower agrees at all times to keep all of its property, insured by financially sound and reputable insurers satisfactory to the Lender, against loss or damage by fire, water, theft, explosion or other hazards insured against by extended coverage (in accordance with Exhibit “E”). With respect to the Mortgaged Premises, Lender shall be listed as additional insured, with loss payable to it, and after default, hereby irrevocably appointing Lender as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any payments or other drafts, with respect to the Mortgaged Premises only. All insurance policies with respect to the Mortgaged Premises shall be non-cancelable with not less than twenty (20) days written notice to Lender. Original certificates of insurance shall be tendered directly to the Lender upon issuance by insurer, at such times as Lender requests.

      6.02 INSPECTION

        The Borrower shall at all reasonable times during normal business hours and with reasonable notice (unless an Event of Default has occurred hereunder, after which no prior notice must be provided), and from time-to-time, allow the Lender, by or through any of its officers, agents, attorneys, or accountants, to physically inspect the Mortgaged Premises, inspect, copy or make extracts from Borrower’s books and records; all at Borrower’s expense.

      6.03 GOOD STANDING

        Borrower will remain in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

      6.04 NO MERGER OR ACQUISITION

        Borrower will not wind up, liquidate, or dissolve itself, reorganize, merger or consolidate with, or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or acquire all or substantially all of the assets or the business of any Person or permit any subsidiary to do so.

      6.05 NO SUBSTITUTION

        This Agreement may but need not be supplemented by separate assignments and pledges and, if such assignments and pledges are given, the rights given thereby shall be in addition to and not in limitation of the rights given by this Agreement. This Agreement shall not act to terminate, cancel, revoke, nor otherwise cause a novation, estoppel, or waiver of any interests granted by Borrower to Lender in and to any collateral contemplated by these presents, or other, wholly or in part, and without exception; and any and all such interests shall continue to remain properly perfected by Borrower to Lender in their terms and without interruption.

      6.06 PROTECTION OF THE MORTGAGED PREMISES

        Borrower will maintain all collateral in a condition which is comparable to that which exists on the date hereof, and make any necessary repairs thereto, or replacements thereof; ordinary wear and tear and obsolescence excepted.

        Borrower will at the request of Lender, promptly furnish Lender the receipted bills for all payments required by this Agreement. At its option, but without liability so to do, Lender may discharge taxes, assessments, liens or security interests or other encumbrances at any time levied or placed on the Mortgaged Premises, may pay for insurance on the Mortgaged Premises and may pay for the maintenance and preservation of the Mortgaged Premises. Borrower agrees to reimburse Lender on demand for such payments made by Lender, or any expenses including attorneys’ fees incurred by Lender pursuant to the foregoing authorization, and upon failure of Borrower so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Mortgaged Premises and constitute part of the Loans.

      6.07 COMPLIANCE WITH ERISA

      The Borrower will not:

(A)	engage in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or commit any other breach of its fiduciary responsibility under Part 4 of Title I of ERISA, which could subject the Borrower or any Borrower Group Member to any material liability under Section 406, 409, 502(i) or 502(d) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or such Borrower Group Member could be required to indemnify any Person against any such liability or which could otherwise have a Material Adverse Effect on the Borrower or any Plan; or

(B)	fail to make any contribution required to be made by it to any Plan or Multiemployer Plan or permit to exist with respect to any Plan any “accumulated funding deficiency” (as such term is defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; or

(C)	(i) commence proceedings to terminate any Plan, other than in a “standard termination” within the meaning of Section 4041 of ERISA, or (ii) permit to exist any proceedings instituted by the PBGC to terminate or to have a trustee appointed to administer any Plan, or (iii) withdraw from any Multiemployer Plan in a manner which could result in the imposition of a withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA.

      6.08 FINANCIAL STATEMENTS

    I.        The Borrower will deliver, at its sole expense, to the Lender, the following:

A.	Within ninety (90) days after the close of each fiscal year, its financial statements in form satisfactory to the Lender.

B.	The Borrower shall deliver the Lender, within ninety (90) days of calendar year end, a true and correct copy of its federal tax return .

i

    II.        The Guarantor will deliver at its sole expense to the Lender, the following:

A.	Annually and within one hundred twenty (120) days after each fiscal year, a certificate by the financial officer of the Guarantor that to the best of his or her knowledge, no default exists under this Agreement, or under any indenture pursuant to which any other indebtedness of the Guarantor is outstanding and that all the terms of this Agreement and other agreements by Guarantor to the Lender have been fully performed, or if to his or her knowledge, any of the terms hereof have not been fully performed, such certificate shall specify the nature of the default and the steps taken by the [Guarantor] to correct such default; unless waived by the Lender, in writing.

B.	Within ninety (90) days after the close of each fiscal year, Guarantor shall deliver to Lender, its financial statements, audited by certified public accountants servicing the Guarantor, and satisfactory to the Lender, along with the accountant’s management letter. Shareholder bonuses (and other shareholder distributions) must be identified as a separate expense line item.

C.	Within thirty (30) days after the close of each fiscal quarter, Guarantor will provide to Lender, its internally prepared financial statements, including, without limitation, income statement, balance sheet, accounts receivable aging, accounts payable aging, statement of cash flow prepared according to GAAP consistently applied. Shareholder bonuses (and other shareholder distributions) must be identified as a separate expense line item.

D.	From time-to-time, such additional information regarding the financial condition or business of the Guarantor as the Lender may reasonably request.

      6.09 FINANCING STATEMENTS

        Prior to any loan being made from Lender to Borrower, the Borrower hereby agrees to execute, deliver, and pay the cost of filing any financing statement as a fixture filing, or other notices appropriate under applicable law, in respect of any mortgage interest created pursuant to this Agreement or at any other time which may at any time be required by the Lender. The Borrower authorizes the Lender to file any and all financing statements on behalf of the Borrower describing the Mortgaged Premises, as well as any agricultural liens or other statutory liens held by Lender. In the event that any re-recording or re-filing thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such lien or mortgage interest, the Borrower shall, at its cost and expense, cause the same to be re-recorded and/or re-filed at the time and in the manner requested by the Lender. The Borrower hereby irrevocably designates the Lender, its agents, representatives and designees as agents and attorneys-in-fact for the Borrower to sign such financing statements, or other instruments in connection herewith, on behalf of the Borrower and file the same, as required.

      6.10 TAXES AND IMPOSITIONS

    (A)        Borrower shall (i) pay and discharge all Impositions prior to delinquency, and (ii) provide Lender validated receipts or such other evidence satisfactory to Lender showing the payment of such Impositions within thirty (30) days after the same would have otherwise become delinquent. Borrower’s obligation to pay the Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default any payment of any Impositions, Lender may (but shall not be obligated to) pay such Impositions or any portion thereof and Borrower shall reimburse Lender on demand for all such advances.

    (B)        Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Impositions or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Premises, or any portion thereof; provided, however, that prior to the date on which such Imposition would otherwise have become delinquent, Borrower shall have (i) given Lender prior written notice of such contest and (ii) the Borrower shall set aside on its books, reserves deemed by it to be adequate with respect thereto. Notwithstanding any provisions of this clause to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the sole and absolute discretion of Lender, the Mortgaged Premises, or any portion thereof, is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such advances.

      6.11 MAINTENANCE OF RECORDS

        Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

      6.12 MAINTENANCE OF PROPERTIES

        Maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time-to-time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained. Borrower agrees that it will maintain and repair the Mortgaged Premises and keep all of the same in good and serviceable condition and in at least as good condition and repair as same were on the date hereof or in such better condition and repair as same may have been put thereafter. Borrower will not waste or destroy or suffer the waste or destruction of the Mortgaged Premises or any part thereof. Borrower will not use any of the Mortgaged Premises in violation of any insurance thereon. In the event of damage to or destruction of all or any part of the Mortgaged Premises from any cause, the Borrower shall repair, replace, restore and reconstruct the Mortgaged Premises to the extent necessary to restore each portion of same to its condition immediately prior to such damage or destruction and this obligation shall not be limited by the amount of any insurance proceeds available.

      6.13 CONDUCT OF BUSINESS

        Except as otherwise permitted herein, continue to engage in an efficient and economical manner, in a business of the same general type as conducted by it on the date of this Agreement; and Borrower will not, without the prior written consent of the Lender, directly or indirectly enter into any other lines of business, businesses or ventures.

      6.14 COMPLIANCE WITH LAWS

        Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower, or upon, or in respect of, all or any part of the property or business of the Borrower, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Borrower; provided the Borrower shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Borrower or any material interference with the use thereof by the Borrower, and (ii) the Borrower shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Borrower will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Heath Act of 1970, ERISA, the Americans with Disabilities Act and all Environmental Laws in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Borrower or would result in any lien or charge upon any property of the Borrower.

      6.15 ENVIRONMENT

        Notify the Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except such assessments as are being contested in good faith, against which adequate reserves have been established; upon receipt of such notification, permit the Lender to inspect the Mortgaged Premises, and to inspect all books, correspondence, and records pertaining thereto; and at the Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Lender, and such other and further assurances reasonably satisfactory to the Lender that the condition has been corrected.

      6.16 PAYMENT OF LOANS

        The Borrower will duly and punctually pay the Principal of, and interest on the Loans in accordance with the terms of the Loans and this Agreement.

      6.17 PRINCIPAL DEPOSITORY

        The Borrower further agrees that it shall conduct all of its banking business with the Lender, including, without limitation, retaining the Lender as its principal depository savings accounts, checking accounts, general demand depository accounts, and such other accounts as are utilized by the Borrower from time-to-time.

      6.18 ADVERSE TRANSACTIONS

        The Borrower shall not enter into any transaction which materially and adversely affects the Mortgaged Premises or their ability to repay the Obligations in full as and when due.

      6.19 NAME

        The Borrower shall not use any corporate or factitious name other than their corporate names as set forth in their Articles of Organization or Certificate of Incorporation (as the case may be) on the date hereof, or any trade name or fictitious name certified or registered in favor of Borrower, all of which names shall be set forth on page 1 of this Agreement.

      6.20 PREPAYMENT

        The Borrower shall not prepay any Debt other than the Obligations, except in the ordinary course of business and to the extent that it does not have a material adverse effect on the financial condition of the Borrower.

      6.21 AFFILIATE TRANSACTIONS

        The Borrower shall not, sell, transfer, distribute or pay any money or property to any Affiliate or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or debt, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligation of any Affiliate if such transaction would materially and adversely affect Borrower’s ability to repay the Obligations in full as and when due.

      6.22 MORTGAGE TAXES

        Borrower shall pay and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of their respective interests in, or measured by amounts payable under, the Note, this Agreement, the Mortgage or any other Loan Document (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Note, this Agreement, the Mortgage or the other Loan Documents. If Borrower fails to make such payment within fifteen (15) days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such Advances. If applicable law prohibits Borrower from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare the Obligations then unpaid to be immediately due and payable. In such event, no Prepayment Fee (as defined in the Note) shall be charged.

      6.23 NO LIENS

        Except for Permitted Encumbrances, the Mortgaged Premises shall be kept free and clear of all liens, security interests and encumbrances of every nature or description (whether for taxes or assessments, or charges for labor, materials, supplies or services or any other thing). Other than the Permitted Encumbrances, Borrower will not cause or permit any instrument or document affecting the Mortgaged Premises to be recorded without Lender’s prior written consent thereto.

      6.24 LENDER’S EXPENSES

        Borrower shall pay, on demand by Lender, all reasonable expenses, charges, costs and fees in connection with the negotiation, documentation and closing of the Loan, including all registration and recording fees, insurance consultant fees, if any, environmental consultant fees, costs of appraisals, costs of engineering reports, fees and disbursements of all counsel (both local and special) of Lender, escrow fees, cost of surveys, fees and expenses of Lender’s Consultant or others employed by Lender to inspect the Mortgaged Premises from time to time, and reasonable out-of-pocket travel expenses incurred by Lender and Lender’s agents and employees in connection with the Loan. At Closing, Lender may pay directly from the proceeds of the Loan each of the forgoing expenses.

      6.25 AUDIT AND INSPECTION BY LENDER

        Lender shall have the right, and Borrower shall permit and shall cooperate with Lender in arranging for, at any reasonable time during normal business hours and from time to time, Lender and its representatives (i) to inspect the Mortgaged Premises, and (ii) to review and audit all books, records and financial statements (including all supporting data and any other records of Borrower. Borrower shall make or cause its applicable Affiliates to make all such books of account and records available for such examination at the office where the same are regularly maintained. Lender shall have the right to copy, duplicate and make abstracts from such books and records as Lender may require. Borrower shall pay Lender’s costs and expenses incurred in connection with no more than one (1) such audit per year, unless there has occurred an Event of Default in which case Borrower shall pay for all such audits. Borrower acknowledges and agrees that (A) all of such audits, inspections and reports shall be made for the sole benefit of Lender, and not for the benefit of Borrower or any third party, and neither Lender nor Lender’s auditors or inspectors or any of Lender’s representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports, (B) Borrower will not rely upon any of such audits, inspections or reports for any purpose whatsoever, and (C) the performance of such audits, inspections or reports will not constitute a waiver of any of the provisions of this Agreement or any other Loan Document or any of the obligations of Borrower hereunder or thereunder. Borrower further acknowledges and agrees that neither Lender nor Lender’s inspector, representatives, agents or contractors shall be deemed to be in any way responsible for any matters related to design or construction of any improvements.

      6.26 APPRAISAL

        At any time during the term of the Loan, Borrower shall cooperate with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Mortgaged Premises. Such cooperation and assistance from Borrower shall include but not be limited to the obligation to provide Lender or Lender’s appraiser with the following: (i) reasonable access to the Mortgaged Premises, (ii) a current certified rent roll for the Mortgaged Premises in form and substance satisfactory to Lender, including current asking rents and a history of change in asking rents and historical vacancy for the past three years, (iii) current and budgeted income and expense statements for the prior three years, (iv) a site plan and survey of Mortgaged Premises and the Building, (v) the building plans and specifications, including typical elevation and floor plans, (vi) a photocopy of the transfer documents conveying the beneficial interest in the Mortgaged Premises to Borrower, together with the legal description of the Mortgaged Premises, (vii) the current and prior year real estate tax bills, (viii) a detailed list of past and scheduled capital improvements and the costs thereof, (ix) a summary of the then current ownership entity, (x) all environmental reports and other applicable information relating to the Mortgaged Premises and the Building, and (xi) copies of all recent appraisals/Mortgaged Premises description information or brochures, including descriptions of amenities and services relating to the Mortgaged Premises and the Building. The appraiser performing any such appraisal shall be engaged by Lender, and Borrower shall be responsible for any fees payable to said appraiser in connection with an appraisal of the Mortgaged Premises; provided, however, so long as no Event of Default exists, Borrower shall not be required to pay for more than one appraisal every two (2) years.

      6.27 COVENANTS WITH RESPECT TO INDEBTEDNESS, OPERATIONS, FUNDAMENTAL CHANGES OF BORROWER

        Borrower hereby represents, warrants and covenants as of the date hereof and until such time as the Obligations are paid in full, that Borrower:

6.27.1 will not enter into any transaction of merger or consolidation, or liquidate or dissolve (or suffer any liquidation or dissolution), or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership, of any other entity;

6.27.2 is not engaged and will not engage, either directly or indirectly, in any business other than the ownership, management and operation of the Mortgaged Premises;

6.27.3 has not and will not enter in to any contract or agreement with any Affiliate, except upon terms and conditions that are intrinsically fair and equitable and substantially similar to those that would be available on an arms-length basis with third parties other than an Affiliate, and that Borrower and its Affiliates receive and will receive fair consideration and reasonably equivalent value in connection therewith. Attached hereto as Exhibit F is a true and correct list of all agreements and contracts between Borrower and any Affiliate.

6.27.4 Borrower will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Obligations, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Mortgaged Premises; no other debt may be secured (senior, subordinate or pari passu) by the Mortgaged Premises, and Borrower is not presently obligated under any such debt or obligation, and will not hold itself out to be responsible for the debts or obligations of any other person or entity;

6.27.5 will not make any loans or advances to any third party (including any Affiliate), and Borrower is not presently the holder of any such obligations or loans;

6.27.6 has done or caused to be done and will do all things necessary to preserve its existence, and will not, nor will any member, partner, limited or general, or shareholder or beneficiary thereof, amend, modify or otherwise change its Operating Agreement or articles of organization in any manner without Lender’s prior written consent or in any manner which adversely affects Borrower’s existence as a single purpose entity, and will not seek the dissolution or winding up, in whole or in part, of Borrower;

6.27.7 will maintain books and records and bank accounts separate from those of its Affiliates and will not commingle the funds and other assets of Borrower with those of any Affiliate or any other person; and

6.27.8 will file its own federal and state income tax returns as required by law.

      7.00 REPRESENTATIONS REMADE

        Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing and as of the date of each other Advance. All representations and warranties made herein or in any other Loan Documents or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement or any other Loan Document shall be deemed to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by, or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and any or all of the Advances contemplated hereby and shall continue in full force and effect until such time as the Loan has been paid in full.

      8.00 FINANCIAL COVENANTS

        The Borrower further agrees that from the date of this Agreement until all Obligations are fully paid and while any availability remains under the Term Note, that it will maintain the following financial ratios, the default of which shall constitute a default of this Agreement.

A.	Debt Service Coverage: The Borrower and Guarantor, on a consolidated basis, shall at all times maintain a Minimum Debt Service Coverage Ratio of 1.25:1.00 measured quarterly on a rolling 4-quarter basis. Debt Service Coverage shall be defined as the quotient obtained by dividing operating cash flow of the Borrower and Guarantor by total debt service of the Borrower and Guarantor. For the purposes of this Agreement, Operating Cash Flow shall mean, the total of (i) net income from operations for such period, excluding any non-reoccurring or extraordinary items, plus (ii) depreciation and amortization expenses for such period, plus interest expense minus (iii) all income taxes actually paid and including, if appropriate, the portion of Subchapter S distributions used for the payment of federal income taxes for such period, minus (iv) capital expenditures (net of any long-term borrowing for such capital expenditures), minus (v) dividends, distributions and/or loans to Affiliates. Total Debt Service shall mean for the purposes of this Agreement, the total interest expense for such period, plus (i) total scheduled principal payments due (including capital lease obligations, if any) for such period.

B.	Maximum Debt to Tangible Net Worth ratio of 2.00:1.00, which shall be defined as Total Liabilities divided by Tangible Net Worth [after deduction of all amounts due from Affiliates], measured quarterly.

      9.00 DEFAULT

        Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions (which shall individually and/or collectively be referenced as an “Event of Default”) without notice or demand;

        9.01 Failure to observe or perform any of its agreements, warranties or representations in this Agreement, including, without limitation, financial covenants, or in any agreement with Lender, or other party or organization for borrowed money or purchase money.

        9.02 Material loss or theft, substantial damage or destruction, unauthorized sale to or encumbrance of any material amount of the Mortgaged Premises in excess of reasonably expected recoveries under insurance policies, or the making of any levy, seizure or attachment thereof or thereon;

        9.03 Failure of Borrower to pay when due any amount payable by it to the Lender under any of its Obligations to the Lender when and as the same shall become due, whether upon demand, at maturity, by acceleration, or otherwise.

        9.04 Insolvency [of Borrower and/or Mestek, Inc.] as defined in this Agreement , or the recording or existence of any lien for unpaid taxes.

        9.05 Material default in any agreement or undertaking to which the Borrower is a party or by which Borrower is bound or affected; whether in connection with this financial transaction or other.

        9.06 Breach or violation of any covenant, term, failure of payment or performance, of any promissory note, loan agreement, or other agreement, including this Agreement executed by the Borrower in connection with any Obligations as defined herein, or in any way related to the financial transaction reflected herein.

        9.07 The making by the Borrower of any misrepresentation to the Lender for the purpose of obtaining credit or an extension of credit.

        9.08 Borrower’s failure to meet any non-monetary covenant contained in this Agreement, which is not cured within thirty (30) days after the date of written notice of default provided by Lender to Borrower.

      10.00 LENDER’S RIGHTS

        Upon default and at anytime thereafter, Lender may:

        10.01 Make all Obligations immediately due and payable, without presentment, demand, protest, hearing or notice of any kind and exercise the remedies of a Lender afforded by the Uniform Commercial Code and other applicable law or by the terms of any agreement between Borrower and Lender.

        10.02 In the case of any sale or disposition of the Mortgaged Premises, or the realization of funds therefrom, the proceeds thereof shall first be applied to the payment of the expenses of re-taking, maintaining, and foreclosure of the Mortgaged Premises and costs, fees and expenses of such sale, commissions, reasonable attorney’s fees and all charges paid or incurred by Lender pertaining to said sale, including any taxes or other charges imposed by law upon the Mortgaged Premises and/or the owning, holding or transferring thereof; secondly, to pay, satisfy, and discharge the Obligations secured hereby pro rata in accordance with the unpaid amount thereof; and thirdly, to pay the surplus, if any, to Borrower, provided that the time of any application of the proceeds shall be at the sole and absolute discretion of the Lender. To the extent such proceeds do not satisfy the foregoing items, Borrower hereby promises and agrees to pay the deficiency.

        10.03 The Lender and the holders of the Obligations may take or release other security, may release any party primarily or secondarily liable for any of the Obligations, may grant extensions, renewals or indulgences with respect to the Obligations, or may apply to the Obligations the proceeds of the Mortgaged Premises by the exercise of any right permitted hereunder, without resorting or regard to other security or sources of reimbursement.

        10.04 The Lender shall hereby also be granted a security interest in, and right of set off against any balance on any deposit, deposit account, agency, reserve, holdback, or other account maintained by, or on behalf of, the Borrower with the Lender and the Lender shall have the right to apply the proceeds of such foreclosure or set off against such items of Borrower’ Obligations as Lender may select.

        10.05 All rights and remedies of Lender whether provided for herein or in other agreements, instruments, or documents, or conferred by law, are cumulative and not alternative and may be enforced successively.

        10.06 The parties agree that in the event that a determination of Adequate Protection of Lender is required under Section 362 or 363 of the Bankruptcy Reform Act of 1978 (Code), its successor, or Bankruptcy Rules in connection therewith, that:

A.	The bargain of the parties at the time of lien creation hereunder is in order to provide the Lender with adequate protection to induce it to make the loan(s), included stated ratios herein.

B.	That in the event of any proceeding under the Code, that the said ratio of the value (as determined by the Lender in its sole discretion) of the Mortgaged Premises secured to Lender to the amount of the Obligation (“Mortgaged Premises-To-Obligation Ratio”), must be increased by an additional One Hundred Ten (110%) Per Cent, in order to continue to provide minimum levels of Adequate Protection to Lender due to the reduced expectation for present and future prospects of lien enforcement resulting from the existence of proceedings under the Code. This agreed minimum increase in said ratio shall not act to bar Lender from presenting evidence that even such increase is insufficient and leaves the Lender without Adequate Protection, based upon the deteriorating nature or kind of the Mortgaged Premises, wholly or in part, in any instance.

C.	That the parties agree that the costs of liquidating and collecting of the Mortgaged Premises, as well as the potential for rapid Mortgaged Premises deterioration if Borrower is, at any time, subject to the Code, all require that the original Mortgaged Premises-To-Obligation Ratio be increased, as aforesaid, as a requirement of minimum Adequate Protection, in addition to such other additional Adequate Protection as may be required by the Lender.

D.	The parties agree that these covenants shall be conclusive evidence in any proceeding to determine minimum Adequate Protection under the Code, as to the intention and agreement of the parties at both this time, and at all times hereinafter, until the Obligations to the Lender, are paid in full.

E.	That these agreements may be submitted to the Court in any such proceeding, by the Lender, in its sole and exclusive discretion, as conclusive evidence as to the agreement of the parties at the time of such hearing, concerning minimum Adequate Protection to be provided to the Lender at the time of presentment. PROVIDED, HOWEVER, that such submission shall not constitute a waiver of any default or breach hereunder, or of any other agreement by the Borrower to the Lender, but shall remain only as evidence for the limited purposes stated herein.

F.	PROVIDED, FURTHER that at all times the Lender reserves, and does not waive Borrower’s obligation to provide Adequate Protection prior to the Borrower’s use of “cash collateral” as defined in Section 363 of the Code.

        10.07 Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Mortgaged Premises and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Mortgaged Premises.

        10.08 Lender may sell the Mortgaged Premises without giving any warranties as to the Mortgaged Premises. The Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect, the commercial reasonableness of the sale of the Mortgaged Premises.

        10.09 If Lender sells any of the Mortgaged Premises upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event that purchaser fails to pay for the Mortgaged Premises, Lender may resell the Mortgaged Premises and Borrower shall be credited with the proceeds of the sale.

        10.10 In the event Lender purchases any of the Mortgaged Premises being sold, Lender may pay for the Mortgaged Premises by crediting some or all of the Obligations of the Borrower.

        10.11 Lender has no obligation to marshall any assets in favor of Borrower or in payment of any of the Obligations or any other obligations owed to Lender by Borrower or any other person.

      11.00 BORROWER’S ACKNOWLEDGMENTS

        11.01 Borrower acknowledges that Lender has not, by the terms hereof, acted to intrude into any of its management decisions, or prerogatives, nor has it entered into control or management of Borrower’s affairs. Any reference herein to limitation on action(s) or conduct on the part of the Borrower represents only undertakings, or forbearance(s) necessary to preserve the management, cash flow, and asset and financial status quo promised by the Borrower upon which the loan(s) were originally contemplated, and which the Lender relied as a condition-precedent thereto, and which are necessary to the protection of Lender, in its sole status as secured lender, and not otherwise.

        11.02 The Borrower acknowledges and represents that it is a sophisticated borrower and has experience in financial matters generally and in Borrower obligations, specifically. Borrower acknowledges that it has been represented by counsel, and that a draft of this Agreement has been available for review and negotiation. Therefore, Borrower hereby agrees that all Lender’s rights were the result of negotiations between the Lender and the Borrower and were induced in a material respect by the benefits granted to the Borrower hereunder.

      12.00 BORROWER’S OBLIGATION TO PAY EXPENSES OF LENDER

        Excluding expenses in connection with the preparation of this Agreement, related loan documents and the closing, the Borrower agrees to pay all reasonable expenses, including counsel fees and other expenses which may be paid or incurred by Lender for itself or as agent for any other Lender, in connection with the subject matter of this Agreement, the Obligations, or any rights or interest therein in the event of a default hereunder, including without limiting the generality of the foregoing, the enforcement of any security interest granted hereby, and representation in any litigation including any bankruptcy or insolvency proceedings. All such expenses may be added to the principal amount of any indebtedness owed by the Borrower to Lender and shall constitute part of the Obligations secured hereby.

      13.00 TENURE

        Borrower’s liability under this Agreement shall commence with the date hereof and continue in full force and effect and be binding upon Borrower, and until all Loans whether now in existence, or created hereinafter, shall have been fully paid and satisfied, and until so paid and satisfied, Lender shall be entitled to retain the mortgage interest granted in the Mortgage. At any time, either party may advise the other that no further loans or advances are to be made, but such notice shall in no way cause any and all Obligations of the Borrower to Lender to be waived.

      14.00 NO WAIVERS BY THE LENDER

        No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All of Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument, or paper, shall be cumulative and may be exercised singularly or concurrently.

      15.00 AMENDMENT

        This Agreement constitutes the entire agreement between the parties. The Agreement or any part thereof cannot be changed, waived, or amended, except by an instrument in writing, signed by both the Lender and Borrower herein.

      16.00 RIGHTS AND LIABILITIES OF ASSIGNS

        Borrower shall not be permitted to assign this agreement, unless expressly authorized by the Lender, in writing. Lender may assign its interests under this agreement. The assignment of this Agreement shall bind all persons to become bound as a borrower to this Agreement. In the event Lender may assign its rights and interest under this Agreement, the Borrower shall render performance under this Agreement to the assignee. Borrower waives and will not assert against any assignee, any claims, defenses or set-off, which Borrower could assert against Lender except defenses which cannot be waived.

      17.00 CONSTRUCTION

        This Agreement shall be deemed to have been entered into in the Commonwealth of Massachusetts, and the laws of the Commonwealth of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. It is agreed and understood that, as this form of agreement may be used by persons of either sex, and for one or more corporations, and also where there are several parties, in such cases, the masculine and plural, as herein used, shall be instead of and shall stand for, the feminine or neuter gender or the single number, as the context may require. Any ambiguity, contradiction, or inconsistency between this Agreement and any other documents relied upon by Lender shall, at all times, be resolved in the sole and exclusive discretion of Lender.

      18.00 NOTICE

        Any notice required or permitted hereunder shall be in writing, and shall be duly given to any party or if mailed first class, postage prepaid, certified mail, return receipt requested, to the Borrower at the address set forth on page 1 hereof, to the Lender at its principal banking house, or to such other address as may be specified by notice in writing to the other parties by the party changing such address.

      19.00 CONSENT TO JURISDICTION

        THE BORROWER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, (II) TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS OR VENUE IN ANY PARTICULAR FORUM WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND (III) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. THE BORROWER AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN PAGE 1 ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT THE LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST THE MORTGAGED PREMISES AND AGAINST THE BORROWER, AND AGAINST ANY PROPERTY OF THE BORROWER, IN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER OR THE SUBMISSION HEREIN BY THE BORROWER TO PERSONAL JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS.

        EXECUTED UNDER SEAL this 16 day of April, 2004, by the parties set forth below, or by their duly authorized officers.

BORROWER:	EXTON RANCH, INC.

Witness	BY: Its duly authorized (seal)
GUARANTOR:	OMEGA FLEX, INC.

Witness	BY: Its duly authorized
LENDER:	SOVEREIGN BANK

Witness	BY: Its duly authorized (seal)